Exhibit 99.1

Rex Energy Announces Warrior South Well Results

STATE COLLEGE, Pa., March 18, 2013 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq:REXX) today announced initial results from its first three Warrior South Prospect wells in the Ohio Utica.

The Guernsey 2H, located in Noble County, Ohio, tested at a peak 24-hour rate of 3,111 Boe/d (39% NGLs, 43% gas, 18% condensate), assuming full ethane recovery and a natural gas shrink of 20%. The well produced with an average casing pressure of 2,229 psi during the initial 24-hour test period on a 30/64 inch choke. The well was drilled to a total measured depth of approximately 12,097 feet with a lateral length of approximately 3,640 feet and was completed in 23 stages. Based on composition analysis, the gas being produced is approximately 1,207 BTU.

The Guernsey 1H, located in Noble County, Ohio, tested at a peak 24-hour rate of 2,968 Boe/d (39% NGLs, 43% gas, 18% condensate), assuming full ethane recovery and a natural gas shrink of 20%. The well produced with an average casing pressure of 2,682 psi during the initial 24-hour test period on a 24/64 inch choke. The well was drilled to a total measured depth of approximately 11,963 feet with a lateral length of approximately 3,587 feet and was completed in 23 stages. Based on composition analysis, the gas being produced is approximately 1,216 BTU.

The Noble 1H, located in Noble County, Ohio, tested at a peak 24-hour rate of 2,938 Boe/d (41% NGLs, 45% gas, 14% condensate), assuming full ethane recovery and a natural gas shrink of 20%. The well produced with an average casing pressure of 2,562 psi during the initial 24-hour test period on a 24/64 inch choke. The well was drilled to a total measured depth of approximately 11,740 feet with a lateral length of approximately 3,378 feet and was completed in 21 stages. Based on composition analysis, the gas being produced is approximately 1,216 BTU.

Warrior South Well Results – 24-Hour Test Rates

	Natural Gas (Mcf/d)	Condensate (Bbls/d)	NGLs (Bbls/d)	Total (Full Ethane Recovery) (Boe/d)	Percentage of Liquids (Full Ethane Recovery)	Total (Ethane Rejection Mode) (Boe/d)
Guernsey 2H	8,082	564	1,200	3,111	57%	2,360
Guernsey 1H	7,603	549	1,152	2,968	57%	2,261
Noble 1H	8,004	392	1,212	2,938	55%	2,194

“We are very excited about the test results of our first three Warrior South wells,” commented Tom Stabley, Rex Energy’s Chief Executive Officer. “We believe our test results, combined with other reported industry results, demonstrate the opportunity for superior well performance in this region. These results and our 2013 development plans will help us to demonstrate the potential value of our Warrior South position, where we have identified approximately 45 additional gross well locations.”

The wells have been shut-in since completion and will be placed into sales once the related infrastructure is in place, which is currently expected to be in June 2013. Rex Energy plans to provide a 5-day and 30-day sales rate for the three wells as part of its second quarter 2013 earnings release. During the second and third quarter of 2013, the company plans to drill and complete 5 additional wells at its J. Anderson well pad with a proposed average lateral length per well of approximately 5,000 feet. The company currently holds approximately 6,700 gross acres within the Warrior South Prospect in its Joint Development Area with MFC Drilling, Inc. and ABARTA Oil and Gas Co., Inc.

For a more detailed presentation of Rex Energy’s Warrior South Prospect results as compared to the results of its Ohio Utica industry peers, please see page 18 of the updated March 2013 Corporate Presentation, which can be found at www.rexenergy.com

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

* * * * *

Forward-Looking Statements

Except for historical information, statements made in this release, including those relating to potential well performance; Utica Shale development plans; availability of midstream infrastructure; and plans for disclosing sales rates or other production data are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may contain words such as “expected”, “expects”, “scheduled”, “planned”, “plans”, “anticipates” and similar words. These statements are based on management’s experience and perception of historical trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. However, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, both known and unknown, and we cannot assure that the company can or will meet the goals, expectations, and projections included in this release. Any number of factors could cause our actual results to be materially different from those expressed or implied in our forward looking statements, including (without limitation):

•	economic conditions in the United States and globally;

•	domestic and global demand for oil, NGLs and natural gas;

•	volatility in oil, NGL, and natural gas pricing;

•	new or changing government regulations, including those relating to environmental matters, permitting, or other aspects of our operations;

•	the geologic quality of the company’s properties with regard to, among other things, the existence of hydrocarbons in economic quantities;

•	uncertainties inherent in the estimates of our oil and natural gas reserves;

•	our ability to increase oil and natural gas production and income through exploration and development;

•	drilling and operating risks;

•	the success of our drilling techniques in both conventional and unconventional reservoirs;

•	the success of the secondary and tertiary recovery methods we utilize or plan to employ in the future;

•	the number of potential well locations to be drilled, the cost to drill them, and the time frame within which they will be drilled;

•	the ability of contractors to timely and adequately perform their drilling, construction, well stimulation, completion and production services;

•	the availability of equipment, such as drilling rigs, and infrastructure, such as transportation, pipelines, processing and midstream services;

•	the effects of adverse weather or other natural disasters on our operations;

•	competition in the oil and gas industry in general, and specifically in our areas of operations;

•	changes in our drilling plans and related budgets;

•	the success of prospect development and property acquisition;

•	the success of our business and financial strategies, and hedging strategies;

•	conditions in the domestic and global capital and credit markets and their effect on us;

•	the adequacy and availability of capital resources, credit, and liquidity including, but not limited to, access to additional borrowing capacity; and

•	uncertainties related to the legal and regulatory environment for our industry, and our own legal proceedings and their outcome.

The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in the company’s filings with the Securities and Exchange Commission.

For more information, please contact:

Mark Aydin

Manager, Investor Relations

(814) 278-7249

maydin@rexenergycorp.com